CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Aquila Funds Trust and to the use of our report dated February 24, 2021 on the financial statements and financial highlights of Aquila Three Peaks High Income Fund and of Aquila Three Peaks Opportunity Growth Fund, each a series of Aquila Funds Trust.   Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 23, 2021